TECHDYNE, INC. AND SUBSIDIARY
EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)


                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                        ------------------------
                                                                             1996          1995
                                                                             ----          ----
PRIMARY
Weighted average shares outstanding                                     4,043,319     3,042,919
                                                                                      =========
Net effect of dilutive stock options-based on the modified
  treasury stock method for 1996                                          670,936
                                                                        ---------
                                                                        4,714,255
                                                                        =========

Net income                                                              $ 390,263     $ 421,882
                                                                                      =========
Interest expense reduction from application of assumed
  proceeds from exercise of options and warrants in excess of
  20% limitation, as per modified treasury stock method                    12,632
                                                                        ---------
                                                                        $ 402,895
                                                                        =========

Net income per share                                                    $     .09     $     .14
                                                                        =========     =========
FULLY DILUTED

Weighted average shares outstanding                                     4,043,319

Assumed conversion of convertible promissory note                       1,404,122

Net effect of dilutive stock options-based on the modified
  treasury stock method                                                   670,936
                                                                        ---------
                                                                        6,118,377
                                                                        =========

Net income                                                              $ 390,263

Adjustment for interest on convertible note                                34,919

Interest expense reduction per modified treasury stock method              12,632
                                                                        ---------
                                                                        $ 437,814
                                                                        =========

Net income per share                                                    $     .07
                                                                        =========

Note: Fully diluted earnings per share data has not been presented for 1995 as it is not dilutive.